Exhibit 10.2

[      , 2015]

Private & Confidential

[NAME]
[ADDRESS]

Re:                             Retention Award Agreement

Dear [First Name of Recipient]:

Your continued services and loyalty to Rite Aid Corporation and its subsidiaries (“us” or “we” or the “Company”) are very important to us.  We are therefore pleased to inform you that, pursuant to the terms of this letter agreement (the “Award Agreement”), you are eligible to receive a retention award in the form of a cash payment pursuant to the terms set forth herein (the “Retention Award”).  This Retention Award is intended to incentivize you to contribute towards the successful completion of the contemplated merger with Walgreens Boots Alliance, Inc., a Delaware corporation (“WBA”), and Victoria Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of WBA (the “Merger”), and to continue to use your best efforts to ensure optimal corporate performance through the closing of the Merger and thereafter.

Accordingly, in consideration of the mutual promises and covenants hereinafter set forth, it is hereby agreed as follows:

1.                                      Retention Award.  You will be eligible to receive a Retention Award equal to [$      ] (less applicable tax withholdings) if you continue to be employed with the Company on the one hundred twentieth (120th) day (or if not a business day, the next business day following such date) following the closing date of the Merger (such date, the “Vesting Date”).  To the extent earned, the Retention Award will be payable in a lump sum no later than five (5) business days following the Vesting Date.

2.                                      Termination of Employment and Repayment Obligations.

(a)                                 Notwithstanding Paragraph 1 of this Award Agreement, if you experience a Qualifying Termination (as defined in Paragraph 2(b)) prior to the Vesting Date, you will be entitled to receive the Retention Award (less applicable tax withholdings), payable in a lump sum no later than five (5) business days following the date of termination.

(b)                                 For the purpose of this Award Agreement, you will be deemed to have incurred a “Qualifying Termination” in the event that your employment is terminated (i) by the Company other than for Cause (as defined in your employment agreement with the Company) or (ii) by you for Good Reason (as defined in your employment agreement with the Company).

3.                                      Acceleration of Fiscal Year 2016 Annual Bonus; Acceleration of Equity.

(a)                                 On December 31, 2015 (the “Acceleration Date”), the Company shall accelerate the payment of your target annual incentive bonus for fiscal year 2016 (less applicable tax withholdings) (the “Accelerated Annual Bonus”).  In the event that the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) determines that the relevant performance criteria for fiscal year 2016 was not achieved, you will be required to repay to the Company the Accelerated Annual Bonus, or any portion thereof, on an after tax basis. If the Compensation Committee determines that you would be entitled to an above-target annual incentive bonus for fiscal year 2016 (the “Actual Bonus”), the Company shall pay you the excess of the Actual Bonus over the Accelerated Annual Bonus at such time as the Company pays its annual incentive bonuses for fiscal year 2016 in the ordinary course of business.

(b)                                 On the Acceleration Date, the Company shall accelerate the vesting of certain restricted stock awards as set forth on Appendix A hereto (the “Accelerated Restricted Stock Awards”).  If you incur a Qualifying Termination prior to the date(s) on which the Accelerated Restricted Stock Awards would have otherwise vested and become nonforfeitable (such date(s), the “Original Vesting Date”), you will retain and not forfeit the shares of Company stock underlying the Accelerated Restricted Stock Awards.  If your employment with the Company terminates for any reason other than pursuant to a Qualifying Termination at any time prior to the Original Vesting Date, you will be required to return the shares of Company stock, or an equivalent cash value as measured as of the Acceleration Date, that would not have been earned by you (other than shares of Company stock withheld, or an equivalent cash value as measured as of the Acceleration Date, to satisfy the Company’s obligation to withhold income taxes with respect to the vesting of such Accelerated Restricted Stock Awards) within fifteen (15) business days after the date of such termination.

4.                                      Acknowledgements.

(a)                                 By executing this Award Agreement, you hereby agree to maintain the confidentiality of this Award Agreement and to refrain from disclosing or making reference to its terms, except (i) as required by law, (ii) with your accountant or attorney for the sole purposes of obtaining, respectively, financial or legal advice, or (iii) with your immediate family members (the parties in clauses (ii) and (iii), “Permissible Parties”); provided, the Permissible Parties agree to keep the terms and existence of this Award Agreement confidential.

(b)                                 You hereby acknowledge that in the event that you are required to repay any portion of the Accelerated Annual Bonus pursuant to Paragraph 3(a) of this Award Agreement or return any portion of the Accelerated Restricted Stock Awards pursuant to Paragraph 3(b) of this Award Agreement and fail to repay such amount(s) in a timely manner, you will be (i) charged interest at the rate of ten percent (10%) per annum from the date of default to the date payment is made and (ii) required to reimburse the Company for any reasonable fees (including reasonable attorneys’ fees) or costs it incurs in connection with seeking the repayment of such amount.  For the purpose of assessing the interest penalty on the Accelerated Restricted Stock Awards pursuant to Paragraph 4(b)(i) of this Award Agreement, such penalty will be (i) assessed on the number of the shares of Company common stock underlying the Accelerated Restricted Stock Awards multiplied by the closing price of the Company’s common stock on the date of your termination of employment and (ii) payable in cash.

(c)                                  You hereby acknowledge that you have been advised to consult with your tax advisor regarding the tax consequences of the receipt of the Accelerated Annual Bonus and the Accelerated Restricted Stock Awards, including the tax consequences if you are required to return any portion of the Accelerated Annual Bonus or Accelerated Restricted Stock Awards for any reason.

5.                                      No Right of Employment.  Neither this Award Agreement, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving you, or any person whomsoever, the right to be retained in the service of the Company or its subsidiaries.  Except to the extent provided under an employment agreement with the Company, your employment with the Company is “at-will,” meaning that either you or the Company may terminate your employment at any time and for any reason.

6.                                      Counterparts.  This Award Agreement may be signed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

We are pleased to be able to provide you with this incentive and look forward to your active participation during this important time for the Company.  If you accept the terms and conditions of this Award Agreement, please sign one of the two enclosed copies and return it to the undersigned.

Yours sincerely,

[Name]
[Title]

ACKNOWLEDGED AND AGREED:

Signature:	Date: